EXHIBIT 99
                       CONCORD EFS, INC. AND SUBSIDIARIES
                              CAUTIONARY STATEMENTS

This Form 10-Q may contain or incorporate by reference statements which may constitute "forward-looking" information, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Prospective investors are cautioned that any such statements are not guarantees of future performance and involve substantial risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include the following. Concord EFS, Inc. (the "Company") undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.

1. If the Company loses key personnel or is unable to attract additional qualified personnel as it grows, our business could be adversely affected

     The Company is dependent upon the ability and experience of its Chief Executive Officer, its President, the President of its subsidiary, Electronic Payment Services, Inc. ("Electronic Payment Services"), and a number of other key management personnel who have substantial experience with its operations, the rapidly changing electronic payment processing industry and the selected markets in which the Company offers its services. It is possible that the loss of the services of one or a combination of these senior executives or key managers would have an adverse effect on the Company's operations. The Company's success also depends on its ability to continue to attract, manage and retain other qualified middle management and technical and clerical personnel as it grows. The Company cannot assure you that it will continue to attract or retain such personnel.

2. If the Company is unsuccessful in fully integrating the operations of Electronic Payment Services, its financial condition and operating results could be adversely affected

     The Company cannot assure you that it will be able to integrate the operations of Electronic Payment Services without encountering difficulties or experiencing the loss of key Electronic Payment Services employees or customers, or that the benefits expected from such integration will be realized. If the Company is unsuccessful in fully integrating the operations of Electronic Payment Services, its financial condition and operating results could be adversely affected.

3. Changes in card association rules could adversely affect the Company's business

     One of the Company's bank subsidiaries, EFS National Bank, is a member of the VISA and MasterCard organizations and is a registered processor of Discover, American Express and Diners Club transactions. The rules of the credit card associations are set by member banks or, in the case of Discover, American Express and Diners Club, by the card issuers, and some of those banks and issuers compete with the Company in the provision of transaction processing services. Further, with respect to the Company's electronic benefits transfer ("EBT") business, the governmental issuers of the benefits set the rules and the financial institutions or processors hired by the government administer them. It is possible that the rules relating to the Company's credit card, debit or EBT operations will be changed or administered in such a way as to adversely affect its operations.

4.   Changes in card association fees could increase the Company's costs

     From time to time, VISA, MasterCard, Discover, American Express and Diners Club increase the organization and/or processing fees (known as interchange fees) that they charge. For example, in April 1999 VISA and MasterCard increased their fees by up to 10%, which was the largest increase in recent years. Most of the Company's agreements with merchant customers permit these fee increases to be passed on to the merchants. However, it is possible that competitive pressures will result in the Company absorbing a portion of such increases in the future, which would increase its operating costs and reduce its profit margin.

5. Revenue growth in automated teller machine ("ATM") processing could slow because of restrictions on surcharging or a decline in the deployment of ATMs

     Revenue from "convenience fees" or "surcharges" imposed by owners of ATMs, including the Company, has been a significant factor in the recent growth in the Company's ATM processing business since such fees have encouraged ATM owners to deploy additional terminals. There have been initiatives at both the federal and state levels to limit surcharges, although restrictions have been implemented in only a limited number of jurisdictions to date. To the extent that ATM deployment declines due to the enactment of statutory restrictions on surcharges, fewer favorable retail ATM locations being available or other factors, demand for the Company's ATM processing services may not continue to grow at recent rates or may decline.

6.   The Company is dependent on its VISA and MasterCard registrations

     The Company is registered with VISA and MasterCard as a certified processor and a member. In order to be designated as a certified processor with VISA and MasterCard and to be a member, the Company must continue to adhere to the standards of the VISA and MasterCard credit card associations. These standards are set by the respective member financial institutions of VISA and MasterCard, some of which are the Company's competitors. In the event the Company fails to comply with these standards, its designation as a certified processor or status as a member could be suspended or terminated. The Company cannot assure you that VISA and MasterCard will maintain the Company's registrations or that the current VISA and MasterCard rules allowing it to market and provide transaction processing services will remain in effect. The termination of the Company's member registration or its status as a certified processor, or any changes in the VISA or MasterCard rules that prevent its registration or limit its ability to provide transaction processing and marketing services for VISA or MasterCard, would have an adverse effect on the Company's ability to operate and its financial performance.

7.   The Company is subject to the credit risk of its merchant customers

     In the event a billing dispute between a credit card holder and a merchant is not resolved in favor of the merchant, the transaction is charged back to the merchant, and the purchase price is refunded to the cardholder. If that merchant files for bankruptcy or is otherwise unable or unwilling to pay, the Company must bear the credit risk for the full transaction amount. The Company cannot assure you that chargebacks will not increase in the future. Increases in chargebacks that are not paid by merchants could have an adverse effect on the Company's financial condition and operating results.

8.   The Company may be susceptible to fraud occurring at the merchant level

     Merchant fraud includes recording false sales transactions or false credits by the merchant or its customers. The Company attempts to minimize its exposure to merchant fraud risk by conducting a credit review of a prospective merchant and monitoring the merchant's practices on an ongoing basis. The Company is also able to suspend a merchant's daily settlement if it suspects fraudulent activity. Nonetheless, under some circumstances the Company bears the risk of incidents of merchant fraud. It is possible that incidents of merchant fraud could increase in the future. Increased incidents of merchant fraud could have an adverse effect on the Company's financial condition and operating results.

9. Any significant Year 2000 code problem which arises, if not managed appropriately by the Company, its vendors, its customers, the networks or any other entities with which the Company interfaces, could have an adverse effect on the Company's business

     The Year 2000 issue generally describes the various problems that may result from the improper processing of dates and date-sensitive transactions by computers and other equipment as a result of computer hardware and software using two digits to identify the year in a date. The failure to properly process dates could result in network and system failures or miscalculations causing disruptions in operations including, among other things, a temporary inability to process transactions, send invoices or engage in other routine business activities. A failure of the Company's customers or vendors, particularly telecommunications carriers, to cause their software and systems to be Year 2000 compliant could have a material adverse effect on the Company and on its ability to meet its obligations. Until the Year 2000 occurs, the Company will not know for sure that all systems will then function adequately.

10. The Company faces significant and increasing competition in each of its lines of business

     The market for credit, debit and EBT card transaction processing services is highly competitive. The level of competition has increased significantly in recent years and this trend is expected to continue. Management estimates that the three largest credit and debit card processors account for roughly 50% of the total credit and debit card sales volume and that a single competitor accounts for well in excess of 50% of the total dollar volume of payment transaction processing for the trucking industry. Another single competitor accounts for in excess of 50% of the total dollar volume of check verifications. In addition, competitors to the Company's MAC network, which consist of other national and regional ATM networks, continue to consolidate as large banks merge and combine their ATM networks and shared ATM networks continue to combine into larger super-regional conglomerates. The continued expansion of the national debit networks operated by VISA and MasterCard also places increasing competitive pressure on other networks as banks seek to consolidate their network affiliations. Several of the Company's competitors and potential competitors have greater capital, management, marketing and technological resources than the Company has, and the Company cannot assure you that it will continue to be able to compete successfully with such entities. In addition, increased competitive pricing pressures, including a possible reduction in transaction fees charged as a result of any increase in competition, would adversely affect the Company's margins and may have an adverse effect on its financial condition and results of operations.

11. The Company could lose network service business if a new VISA debit card product is successful

     In 1998, VISA announced the introduction of an on-line debit card product, VISA Check Card II, that would compete with other on-line debit cards but would bear a higher card issuer reimbursement fee than is provided by most other networks, including the MAC network the Company operates. The significant increase in the issuer reimbursement fee may act as an incentive for bank debit card issuers to issue the VISA Check Card II. Further, as proposed, the VISA product would not permit some competing network brands, such as MAC, to also appear on the card. If VISA successfully induces banks to issue this card in replacement of debit cards participating in the MAC network, the Company could experience a loss of network service business.

12.  Loss of key customers could reduce the Company's revenue and net income

     Like its competitors and as a result of its competitive business environment, the Company experiences some turnover of customers. Attrition is due to several factors, including business closures and losses to competitors. The Company's contracts for credit and debit card and/or ATM processing services typically have terms of two to five years duration and renew automatically for successive one-year terms unless expressly terminated. However, the Company cannot assure you that any of these contracts will be allowed to renew or, if renewed, continued upon favorable terms. If they are not renewed, it will be unlikely that the Company would be able to reduce its costs in proportion to the lost revenue because many of its costs are fixed. Increased attrition could have an adverse effect on the Company's revenue and net income.

13.  Continued   consolidation  in  the  banking  and  retail  industries  could adversely affect the Company's growth

       -- The  Company's ATM  processing  services  business  could be adversely affected. As banks consolidate, the Company's ability to successfully offer its ATM processing services will depend in part on whether the institutions that survive those consolidations are willing to outsource their ATM processing to third-party vendors like the Company, and whether those institutions have pre-existing alliances with any of the Company's competitors. With respect to network services, larger institutions with more geographically dispersed customer bases may wish to consolidate their network participation with fewer networks having the broadest geographic coverage and best service offerings. As regional networks continue to consolidate, the Company may lose network business if it is unable to continue to offer a range of products that is competitive in terms of geographic distribution as well as quality and breadth of service.

     -- The Company could lose customers and fee revenue could decrease. Continued consolidation in the retail industry, which makes up a substantial portion of the Company's customer base, could impede its ability to grow as the survivors of such consolidation may have relationships with competitors or may be more interested in pursuing internal processing options due to their increased scale. Larger merchants with larger transaction volumes may also demand lower fees which could result in lower revenue for the Company.

14.  Risks related to acquisitions

     Since the beginning of 1998 the Company has completed three acquisitions. Through these acquisitions and its other investments the Company has expanded its sales force and strengthened its breadth of service offerings. The Company expects to continue to seek selective acquisitions as an element of its growth strategy. It is possible that recent or future acquisitions could have an adverse effect upon the Company's operating results, particularly in the fiscal quarters immediately following the completion of such transactions, while the operations of the acquired entities are being integrated into its operations. Acquisitions involve risks that could cause the Company's actual growth to differ from our expectations. For example:

       -- The Company may not be able to continue to identify suitable acquisition candidates or to complete acquisitions on favorable terms.

       -- The Company may not be able to successfully integrate acquired businesses in a timely manner. The Company may also incur substantial costs, delays or other operational or financial problems during the integration process and its operating results could be adversely affected during the integration process.

       -- The  Company   could   incur   additional   indebtedness   to  finance
          acquisitions.

15. Changes in rules and regulations governing financial institutions could limit the Company's business

     The Company is a bank holding company subject to regulation under the Bank Holding Company Act of 1956 and to regulation by the Board of Governors of the Federal Reserve System. EFS National Bank is a national banking association established under the National Bank Act and is subject to regulation by the Office of the Comptroller of the Currency as well as the Federal Reserve. The Company's other bank subsidiary, EFS Federal Savings Bank, operates under the Home Owners Loan Act and the rules of the Office of Thrift Supervision, which has primary regulatory and supervisory jurisdiction over it. The Federal Deposit Insurance Corporation insures the domestic deposits of both banks. The restrictions imposed by these and other laws governing the activities of national banks, savings banks and their holding companies and related regulations and restrictions imposed by these regulatory agencies limit the Company's discretion and the discretion of EFS National Bank, EFS Federal Savings Bank and their affiliates in operating their businesses. These limitations include restrictions on:

               -- engaging in non-bank-related activities
               -- non-bank mergers and acquisitions
               -- dividends by banking entities
               -- intercompany transactions

     Material changes in applicable federal or state regulation of financial institutions could increase the Company's operating costs, change the competitive environment or otherwise adversely affect the Company. The Company cannot assure you that these laws and regulations will not be amended, or interpreted differently by regulatory authorities, or that new laws and regulations will not be adopted, which could adversely affect its operations, financial condition and prospects. Furthermore, the Company is subject to the rules and regulations of the various credit card and debit card associations and networks which, among other things, prescribe capital requirements.

16.  The Company must remain current with rapid technological change

     The Company's ability to provide services is heavily dependent upon its use of and access to computing and telecommunications technology. The transaction payment processing business has been characterized by rapid technological change, and the Company's business has benefitted from its ability to offer processing and payment services in line with the most recent technological improvements. The Company is committed to maintain its ability to customize processing and payment services to a wide variety of merchant electronic payment equipment, communication protocols, new technologies and customer processing needs. The Company cannot assure you, however, that it will be able to continue to incorporate new developments in payment processing technology, or that the costs involved in doing so will not be substantial.

17.  The Company is dependent on third-party vendors for its operations

     The Company's processing services are dependent upon long-distance and local telecommunications carriers and access to telecommunications facilities on a 24-hour basis. Telecommunications facilities are susceptible to interruption by natural disasters. Although the Company maintains a disaster response plan which it considers adequate and which it regularly reviews, and although the Company has operated following natural disasters in the past without interruption of its processing services, it is possible that a natural disaster could cause extensive or long-term damage that interrupts the Company's processing services or causes it to incur substantial additional expense to avoid interruption of services, either of which could have an adverse effect on the Company's operations and financial condition.

18. If additional state taxes are imposed on the Company, its financial condition and results of operations could be adversely affected

     Transaction processing companies like the Company may be subject to state taxation of certain portions of their fees charged to merchants for their services. Application of this tax is an ongoing issue in the industry and the states have not yet adopted uniform guidelines implementing these regulations. If the Company is required to pay these taxes and is unable to pass this tax expense through to its merchant customers, its financial condition and results of operations could be adversely affected.

19.  The price of the Company's common stock could be volatile

     In recent years, there has been and may continue to be significant volatility in the market price for the Company's common stock, and there can be no assurance that an active market for the common stock can be sustained. Factors such as changes in quarterly operating results, the gain or loss of significant contracts, the entry of new competitors into the Company's markets, changes in management, announcements of technological innovations or new products by the Company or its competitors, and general events and circumstances beyond the Company's control could have a significant impact on the future market price of the Company's common stock and the relative volatility of such market price. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against the Company, it could result in substantial costs and a diversion of management's attention and resources, which could have an adverse effect on the Company's business.